Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Research Systems Reports Results for the First Quarter of Fiscal 2011

NORWALK, Conn., December 14, 2010 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the first quarter of fiscal 2011.

For the quarter ended November 30, 2010, revenues were $173.3 million, up 12% compared to the prior year. Operating income for the first quarter increased to $59.4 million, a rise of 10% from $54.0 million in the same period of fiscal 2010. Net income advanced to $41.6 million as compared to $36.1 million a year ago. Diluted earnings per share increased to $0.88, up 19% from $0.74 in the same period of fiscal 2010. Included in this quarter’s EPS were income tax benefits of $0.03 per share from adjustments to certain reserves to reflect settlements with taxing authorities regarding previously filed tax returns.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2010	2009	Change
Revenues	$173,289	$155,243	11.6%
Operating income	59,429	54,047	10.0%
Other income	125	238	(47.5)%
Provision for income taxes	17,953	18,142	(1.0)%
Net income	41,601	36,143	15.1%
Diluted earnings per share	$0.88	$0.74	18.9%
Diluted weighted average shares	47,487	48,876

“Our first quarter results illustrate the strength of FactSet’s business model. We continue to be able to provide superior workflow solutions to our clients and grow both our ASV and EPS,” says Philip A. Hadley, Chairman and Chief Executive Officer. “We again delivered strong ASV growth, adding $11 million over the past three months while EPS was up 15%.”

Annual Subscription Value (“ASV”)

ASV advanced $10.9 million organically during the quarter. ASV was $695 million at November 30, 2010, up 10% organically over the prior year. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – First Quarter of Fiscal 2011

•	ASV from FactSet’s U.S. operations was $474 million and $221 million related to international operations.

•	U.S. revenues were $118.2 million, up 12% from the year ago quarter.

•	Non-U.S. revenues rose 10% to $55.1 million.

•	Operating margins were 34.3%, up 20 basis points from the fourth quarter.

•	Quarterly free cash flow was $14.2 million.

•	Free cash flow generated over the last twelve months was $186 million, up 8% over the prior year.

•	Cash and investments in marketable securities were $202 million at November 30, 2010.

•	The effective tax rate for the quarter was 30.1%. The components of the effective tax rate are 32.5% for the full fiscal 2011 year partially offset by income tax benefits of 2.4%.

•	Accounts receivable increased $4 million over the last 12 months while ASV is up $59 million over the same period.

Operational Highlights – First Quarter of Fiscal 2011

•	Professionals using FactSet increased to 43,600, up 800 users.

•	Client count was 2,123 at November 30, a net increase of 13 clients during the quarter.

•	Annual client retention rate was greater than 95% of ASV and 90% of clients.

•

Capital expenditures were $8.0 million, including $5.4 million for computer equipment and the remainder for office space expansion. Major expenditures included adding 12 Hewlett Packard Integrity Blade servers to the Company’s data centers.

•	A regular quarterly dividend of $10.7 million or $0.23 per share was paid on December 21, to common stockholders of record as of November 30, 2010.

•	The Company repurchased 302,666 shares for $26.1 million during the first quarter. At November 30, $133 million remains authorized for future repurchases.

•	Common shares outstanding at November 30, 2010 were 46.3 million.

•	FactSet successfully relocated its New Hampshire data center to a new, state of the art facility in New Jersey.

•

FactSet released its Single Name Security Exposures application to enable clients to look across all portfolios or a subset of portfolios to quantify exposure to a security, an issuer, an industry, a country, or any user-defined set of securities.

•	FactSet Fundamentals was enhanced to deliver high quality standardized data within hours of public filings by U.S. companies.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of December 14, 2010. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2011 Expectations

•	Revenues are expected to range between $174 million and $179 million.

•	EPS should range between $0.85 and $0.87. Both ends of this range include a $0.02 reduction to reflect the lapse of the U.S. Federal R&D tax credit on January 1, 2010.

Full Year Fiscal 2011

•	The 2011 guidance for capital expenditures, net of landlord contributions, is $22 million to $28 million.

Conference Call

The Company will host a conference call today, December 14, 2010 at 11:00 a.m. (EST) to review the first quarter fiscal 2011 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed first quarter was $22.2 million of net cash provided by operations and $8.0 million of capital expenditures. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-four locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Amsterdam, Dubai, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended November 30,
(In thousands, except per share data)	2010	2009
Revenues	$173,289	$155,243
Operating expenses
Cost of services	56,785	50,407
Selling, general and administrative	57,075	50,789

Total operating expenses	113,860	101,196
Operating income	59,429	54,047
Other income	125	238

Income before income taxes	59,554	54,285
Provision for income taxes	17,953	18,142

Net income	$41,601	$36,143

Diluted earnings per common share	$0.88	$0.74
Weighted average common shares (Diluted)	47,487	48,876

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	November 30, 2010	August 31, 2010
ASSETS
Cash and cash equivalents	$202,351	$195,741
Accounts receivable, net of reserves	63,869	59,693
Deferred taxes	4,015	2,812
Other current assets	8,659	6,899

Total current assets	278,894	265,145
Property, equipment, and leasehold improvements, net	80,628	79,495
Goodwill	223,203	221,991
Intangible assets, net	50,584	52,179
Deferred taxes	19,507	19,601
Other assets	6,591	6,197

Total assets	$659,407	$644,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$26,982	$23,976
Accrued compensation	16,861	48,607
Deferred fees	25,584	25,034
Taxes payable	5,425	1,073
Dividends payable	10,660	10,586

Total current liabilities	85,512	109,276
Deferred taxes	3,705	3,731
Taxes payable	6,376	7,346
Deferred rent and other non-current liabilities	21,256	21,849

Total liabilities	$116,849	$142,202
Stockholders’ Equity
Common stock	$608	$601
Additional paid-in capital	375,721	344,144
Treasury stock, at cost	(633,905)	(607,798)
Retained earnings	817,786	786,844
Accumulated other comprehensive loss	(17,652)	(21,385)

Total stockholders’ equity	542,558	502,406

Total liabilities and stockholders’ equity	$659,407	$644,608

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Three Months Ended November 30,
(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,601	$36,143
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,392	9,149
Stock-based compensation expense	3,677	2,957
Deferred income taxes	(1,151)	(321)
Gain on sale of assets	(1)	(157)
Tax benefits from share-based payment arrangements	(7,505)	(15,082)
Changes in assets and liabilities
Accounts receivable, net of reserves	(4,176)	2,544
Accounts payable and accrued expenses	2,961	4,082
Accrued compensation	(32,087)	(28,093)
Deferred fees	550	(4,925)
Taxes payable, net of prepaid taxes	10,992	16,620
Prepaid expenses and other assets	(2,023)	1,796
Landlord contributions	—	213
Other working capital accounts, net	(46)	309

Net cash provided by operating activities	22,184	25,235

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements	(8,021)	(6,738)

Net cash used in investing activities	(8,021)	(6,738)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(10,517)	(9,282)
Repurchase of common stock	(26,107)	(52,118)
Proceeds from employee stock plans	20,145	28,529
Tax benefits from share-based payment arrangements	7,505	15,082

Net cash used in financing activities	(8,974)	(17,789)

Effect of exchange rate changes on cash and cash equivalents	1,421	833

Net increase in cash and cash equivalents	6,610	1,541
Cash and cash equivalents at beginning of period	195,741	216,320

Cash and cash equivalents at end of period	$202,351	$217,861